Exhibit 16.1

December 29, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

RE:       Nicaragua Rising, Inc.
Commission File No. 000-53597

Gentlemen:

We have read Item 4.01 of Form 8-K of Nicaragua Rising, Inc. (the “Registrant”) for the event that occurred on December 29, 2009, and are in agreement with the statements contained therein as they apply to our firm only. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ MALONE & BAILEY P.C.
Malone & Bailey P.C.
Houston, Texas